Exhibit 99.1
REPROS’ IND FOR THE COMMENCEMENT OF PHASE III STUDIES OF
PROELLEX® IN THE TREATMENT OF ANEMIA ASSOCIATED WITH UTERINE
FIBROIDS IS NOW EFFECTIVE
     The Woodlands, TX – February 22, 2008 – Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company’s Investigational New Drug application for the study of Proellex® in the treatment of anemia associated with uterine fibroids has become effective. The Company will open the IND with two identical registration quality Phase III studies. The work has been awarded to an appropriate CRO.
     This IND is based on impressive clinical findings from a subset of anemic patients in a Phase IIb trial of Proellex in the treatment of uterine fibroid symptoms we completed last year. In that study, women with hemoglobin levels of less than 11.5 g/dl improved by up to 2 g/dl, or the equivalent of two pints of blood, after three months of treatment with Proellex. Even though only approximately 15-17 patients per active treatment arm were evaluable for anemia, the improvement of hemoglobin in Proellex-treated subjects was both clinically and statistically highly significant (p<0.002) compared with placebo. Oral iron supplements for correction of anemia were used by a similar number of women in the placebo and 25 mg Proellex-treated subjects. A slightly higher percentage of women in the Proellex 12.5 mg group used oral iron supplements. This suggests that reversal of the anemia with Proellex treatment was largely due to the very effective prevention of severe blood loss experienced by these patients with symptomatic uterine fibroids.
     One of the soon to start Phase III studies will be conducted in 15-20 sites in the US and the second study in several sites ex-US. The trials will consist of three parallel arms each consisting of placebo, 25 and 50 mg Proellex. Each study will enroll 65 patients unevenly distributed between placebo (15 patients) and 25 and 50 mg Proellex (25 patients each). Patients will be treated with Proellex or placebo for three months.
     The primary endpoint of the study is improvement in hemoglobin concentration. The study is powered at an 85% level to achieve a significance of less than 0.05 to detect a difference of 1.01 g/dl of hemoglobin comparing 50 mg Proellex to placebo. Our previous study achieved a 2 g/dl hemoglobin difference between placebo and Proellex which suggests that this study is adequately powered to successfully meet its primary end point. All patients will receive a fixed dose of daily iron supplementation as well.
     Joseph Podolski, President and CEO commented, “We are pleased with the progress we are making with Proellex. We will make every effort to rapidly enroll subjects into these registration studies. At the same time we will diligently complete the other ancillary work the FDA will require before we can submit our first Proellex NDA. Though our goal for NDA submission is aggressive we will make every effort to submit the dossier around year-end 2008.” He further added, “We look forward to sharing what we believe will be exciting Proellex developments with our shareholders this year.”

     Additionally, Repros management has awarded contracts for the pivotal registration studies of Proellex for the indication of chronic treatment of symptomatic uterine fibroids, as well as the large open label safety studies necessary to support chronic use of the drug. These protocols will be submitted to the FDA for comment before initiation.
     About Repros Therapeutics Inc.
     Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
     Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and uterine fibroid induced anemia. We expect to initiate registration Phase 3 trials in the first quarter of 2008 with Proellex for the short-term treatment of uterine fibroid induced anemia and for the chronic treatment of uterine fibroids. Uterine fibroids, endometriosis and uterine fibroid induced anemia affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids. We have estimated the market opportunity addressed by Proellex to be in excess of $3 billion annually.
     Our second drug, Androxal®, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men resulting in normalization of testosterone and luteinizing hormone (“LH”) levels. Androxal is entering two Phase 2b clinical trials in Q2, 2008. One of these trials will be in men with adult-onset idiopathic hypogonadism (“AIHH”) with concomitant glycemic and lipid elevations (“Metabolic Syndrome”). Recent published studies in older men show a link of low testosterone with higher incidences of Metabolic Syndrome, diabetes and mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >99, an outcome not seen in the placebo or Androgel arms of this study. The second Phase 2b Androxal trial to begin in 2008 will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm status. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. FSH is the pituitary hormone that stimulates testicular sperm production. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski
President & CEO
(281) 719-3447